Exhibit 21.1

LANDMARK INFRASTRUCTURE PARTNERS LP

List of Subsidiaries

Name

Landmark Infrastructure Operating Company LLC

Landmark Infrastructure Asset OpCo LLC

LD Acquisition Company LLC

LD Acquisition Company 2 LLC

LD Acquisition Company 5 LLC

LD Acquisition Company 6 LLC

LD Acquisition Company 7 LLC

LD Acquisition Company 9 LLC

MD 7 Funding One, LLC

MD 7 Capital Three, LLC

Versus Management Two, LLC